Exhibit 99.1

GENIUS BRANDS INTERNATIONAL APPOINTS FORMER PRESIDENT OF FOX KIDS NETWORK, MARGARET LOESCH, AS EXECUTIVE CHAIRMAN OF THE NEW KARTOON CHANNEL!

Former President of Walt Disney Television, David Neuman, joins Kartoon Channel! as Chief Creative Officer

Beverly Hills, CA; June 4, 2020 –Genius Brands International (NASDAQ:GNUS) announced today the appointment of Margaret Loesch as Executive Chairman of Kartoon Channel!, which will be available in over 100 million U.S. television households and 200 million mobile devices, launching June 15. David Neuman, former President of Walt Disney Television, has been named Chief Creative Officer of Kartoon Channel!, and will work closely with Loesch and General Manager Caroline Tyre.

Loesch was the founding president and CEO of Fox Kids Networks Worldwide, growing the channels across all metrics, where it was eventually sold to the Walt Disney Company for $5.5 billion. During this time, she launched a multitude of hit series, including Power Rangers, growing Fox Kids into the top children’s program service on television.  Prior to Fox Kids, Loesch served as President & CEO of Marvel Productions, and previously, President of The Jim Henson Company, and Founding President & CEO of the U.S. Hallmark Channel and Crown Media U.S. Most recently, she served as President of the HUB which was a joint venture between Hasbro Toys and Discovery Communications.  Her resume includes launching some of the most successful animated children’s properties in the world,  including not only Power Rangers, but Batman, Spiderman, Steven Spielberg’s Animaniacs, Transformers, My Little Pony, X-Men, Muppet Babies, and Fraggle Rock.

As President of Walt Disney Television and Touchstone Television, Neuman oversaw The Wonderful World of Disney, Boy Meets World, Ellen, and the then #1 sitcom on television, Home Improvement.  Prior to that as VP of Comedy at NBC, he oversaw iconic series, such as Cheers, Family Ties, Golden Girls, and Alf, where under his management, NBC series received over 100 Emmy Awards.

“I have known and admired Margaret and David for many years. There are no two more accomplished executives in our industry than Margaret Loesch and David Neuman. One doesn’t become the President of multiple children’s networks, or the President of Walt Disney Television, respectfully, without a reputation of being ‘Best in Class’. Their collective knowledge and relationships with the advertiser community, the creative community, and the distribution community in kid’s broadcasting is at the pinnacle of the field. They play to win, and nothing less,”  said Andy Heyward, CEO  of Genius Brands. “Having Margaret and David leading Kartoon Channel!, along with General Manager Caroline Tyre and Director of Content and Acquisitions Mark Shoeman, is going to be a tremendous jump start to creating viewership and market share, advertiser demand, and attracting the most powerful creative content and marketing in the field.”

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Heyward added: “There is a huge appetite for quality children’s content that is family-friendly and safe.  No less important, is having it available for free and with no subscription fees will be compelling now to more and more parents who are looking to provide quality children’s entertainment options for their kids.  It will be equally important to advertisers, who are increasingly finding fewer channels to reach viewers, in a universe dominated by pay services such as Netflix and Disney+.  Kartoon Channel! will be like a ‘Netflix for kids, except it is free.”

“I have admired David’s accomplishments and reputation as an innovator and magnet for talent for years and have had the good fortune to work extensively with Andy over the years. This is a wonderful opportunity to work with both David and Andy, and the Genius Brands’ team where I will oversee and provide advice on the creation of a new destination for kids and their families,” said Loesch.

“The creative community is poised for new content and new ways of delivering it to today’s kids who have grown up in an on-demand non-linear world, and I look forward to hitting the ground running as we gear up for a massive June 15 launch,” said Neuman.

About Kartoon Channel!

Kartoon Channel is a digital channel for kids 2-11-years-old to access over 4,000 episodes of premium entertaining, enriching and educational content anytime, anywhere in a safe environment. The channel features content from Genius Brands’ programming catalog and from creators around the world, including Warren Buffett’s Secret Millionaires Club, Thomas Edison’s Secret Lab, Baby Genius, Martha Stewart & Friends, Stan Lee’s Mighty 7, Gisele Bündchen’s Gisele & The Green Team, Gummi Bears, Shark Academy, DaJammies, Amber the Ambulance, Dino the Dinosaur, Ethan the Dump Truck, IncrediTales, OneZeez, Super Geek Heroes, and many more. Genius Brands’ current platforms include DISH, Amazon Prime, Sling TV, Comcast’s Xfinity on Demand, Roku, Apple TV and Apple iOS, Android, Cox, Tubi, and Xumo, with all transitioning into carrying Kartoon Channel. New platforms launching Kartoon Channel content include SelectTV, RedBox, Plex, and Canela Media.

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; entrepreneurship series Warren Buffett's Secret Millionaires Club; and Stan Lee's Cosmic Crusaders, created with Stan Lee's Pow! Entertainment. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s Genius Brands Network of channels, including Kid Genius Cartoon Channel, Baby Genius TV, and Kid Genius Cartoons Plus!, are available in over 100 million U.S. television households via a multitude of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

Michelle Orsi

Three.Sixty Marketing & Communications

Tel: (310) 418-6430

michelle@360-comm.com

INVESTOR RELATIONS CONTACT:

PORTER LEVAY & ROSE
7 Pennsylvania Plaza, Suite 810
New York, NY 10001
T: 212-564-4700
ir@gnusbrands.com

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